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                                                                  Exhibit (e)(2)

                               September 30, 2005

Williams Capital Management, LLC
650 Fifth Avenue, 10th Floor
New York, New York 10019

Ladies and Gentlemen:

      The Williams Capital Management Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and organized as a Delaware business trust and currently consists of the investment portfolio (the "Portfolio"), that is set forth on Exhibit A, attached hereto and incorporated herein by reference. ALPS Distributors, Inc. ("ADI") is the principal underwriter (as such term is defined in the 1940 Act) of the offering of shares of the Trust and the exclusive agent for the continuous distribution of shares of the Trust pursuant to the terms of a Distribution Agreement, dated September 30, 2005, between ADI and the Trust (the "Distribution Agreement"). Williams Capital Management, LLC (the "Adviser") acts as adviser to the Trust pursuant to the terms of an Investment Advisory and Management Agreement, dated January 15, 2003, between the Adviser and the Trust. In consideration of the services provided by ADI pursuant to the Distribution Agreement, and pursuant to the terms set forth herein, the Adviser desires to pay ADI a fee as set forth in this Letter Agreement.

1. All individuals employed by the Adviser, and designated by ADI to perform, with respect to the Portfolio, in a capacity requiring licensing with the National Association of Securities Dealers, Inc. (the "NASD") must register with the NASD or transfer their registration from a previous employer to ADI. ADI shall sponsor such individuals for NASD licensing.

2. As the NASD member, ADI is responsible for reviewing and filing any sales literature or advertising material (including material disseminated through radio, television, Web site, Internet or other electronic media) concerning the Trust ("Marketing Material") with the NASD to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the 1940 Act and the rules and regulations thereunder, and by the rules of the NASD. The Adviser shall be responsible for submitting any Marketing Material to ADI for review and approval, which approval must be given in writing prior to first use of the Marketing Material. After approval of the Marketing Material by ADI, the Adviser shall submit final copies to ADI for filing with the NASD. The Adviser is responsible for ensuring that all Marketing Material is submitted to ADI in a reasonable amount of time prior to the deadline for ADI to file such Marketing Material with the NASD.
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3.    The Adviser shall pay ADI a monthly fee at the rate of one thousand dollars ($1,000.00) per Portfolio and ADI will invoice the Adviser monthly. Such fee shall be pro-rated for any partial month. In addition, the Adviser shall be responsible for all out-of-pocket expenses incurred by ADI in connection with NASD registration and licensing, which include, but shall not be limited to, costs for study materials, classes, opening test taking windows, exams, state registration, fulfillment of the regulatory element, fulfillment of the firm element and the annual compliance meeting.

4. The term of this Letter Agreement shall commence on the date first set forth above and shall remain in effect until termination of the Distribution Agreement.

5. The Adviser agrees to indemnify and hold harmless ADI and each of its directors and officers and each person, if any, who controls ADI within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of ADI's failure to file Marketing Material with the NASD and/or ADI's failure to file Marketing Material with the NASD within the time period allowed under the NASD rules and regulations, if such failure is a direct result of the Adviser's negligence, bad faith, or of the Adviser's disregard of its obligations and duties under this Letter Agreement.

6. No change, modification or waiver of any term of this Letter Agreement shall be valid unless it is in writing and signed by both ADI and the Adviser.

7. This Letter Agreement may not be assigned by either party without the prior written approval of the other party.

8. This Letter Agreement shall be governed by, and construed and enforced in accordance with the laws of the state of Colorado.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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      If the foregoing is acceptable to you, please have an authorized officer execute this Letter Agreement below where indicated and return the same to the undersigned.

                                        Very truly your,

                                        ALPS DISTRIBUTORS, INC.

                                        By: /s/ Jeremy O. May
                                        Name: Jeremy O. May
                                        Title: Managing Director
                                               Operations and Client Service

The undersigned agrees to the above terms and conditions.

WILLIAMS CAPITAL MANAGEMENT, LLC

By: /s/Dail St. Claire
Name: Dail St. Claire
Title: President
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                                    EXHIBIT A
                              List of Portfolio(s)

Williams Capital Liquid Assets Portfolio

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